                                                                  [EXHIBIT 4(m)]

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                                BONUS ENDORSEMENT

This Endorsement is part of the Contract to which it is attached ("the Base Contract") and is subject to all the terms and conditions of the Base Contract. This Endorsement amends the Base Contract as specified below. The provisions of this Endorsement control over any contrary provisions of the Base Contract.

The Bonus Effective Date is shown on the Bonus Endorsement page of the Contract Schedule ("Bonus Endorsement Schedule").

1. The definition of "Contract Value" is amended to read as follows:

      CONTRACT VALUE: The total value of Your interest in this Contract as of the end of a Valuation Period. It is equal to the Account Value plus the value of Your interest in any other accounts that may be included by Rider or Endorsement less the amount of the any Unvested Bonus.

2. The following are added to the DEFINITIONS Section of the Base Contract:

      BONUS AMOUNT: The amount attributable to each Premium payment which We add to Your Contract Value. How this amount is determined and when and how it is credited to Your Contract Value are described on the Bonus Endorsement Schedule.

      UNVESTED BONUS: The Bonus Amount which has not been previously forfeited and has not yet vested. This is the amount we can deduct from the Contract Value upon the occurrence of certain events during the Vesting Period for each Bonus Amount. How the Unvested Bonus is determined and the events that can cause forfeiture of all or a portion of each Unvested Bonus are described on the Bonus Endorsement Schedule.

      VESTING PERIOD: The period following each Premium payment during which any Unvested Bonus attributable to that Premium payment is subject to forfeiture. The Vesting Period is shown on the Bonus Endorsement Schedule.

3. SECTION 2. PREMIUMS of the Base Contract is amended by addition of the following provision:

      2.4 BONUS AMOUNT: The current and minimum Bonus Percentage, how each Bonus Amount is determined and when and how it is credited to Your Contract Value are described on the Bonus Endorsement Schedule. The current Bonus Percentage may change, but it will never be less than the minimum Bonus Percentage shown on the Bonus Endorsement Schedule.

            If, during the Vesting Period attributable to each Bonus Amount, any of the events described on the Bonus Endorsement Schedule occur, all or a portion of each Unvested Bonus is subject to forfeiture. The amount of each Unvested Bonus subject to forfeiture is described under Bonus Amount Forfeiture on the Bonus Endorsement Schedule. On the effective date of any of these events, each forfeited Unvested Bonus is deducted from the Contract Value as described on the Bonus Endorsement Schedule.

                                        MERRILL LYNCH LIFE INSURANCE COMPANY

                                                  /s/ Lori M. Salvo
                                            -----------------------------------
                                                      Secretary

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BONUS ENDORSEMENT SCHEDULE

BONUS EFFECTIVE DATE:             [January 3, 2005]

BONUS AMOUNT:

      Each Premium payment is allocated to the Bonus Tiers shown below based on the amount of cumulative Premium payments. Each Bonus Tier amount is the amount of the Premium payment allocated to that tier multiplied by the Current Bonus Percentage associated with that tier. The Bonus Amount attributable to a Premium payment is the sum of these Bonus Tier amounts.

[               Cumulative          Current        Minimum
  Bonus          Premium             Bonus          Bonus
  Tier          Payments          Percentage     Percentage
  ----          --------          ----------     ----------
  [1]       [First $125,000]        [4.0%]         [2.5%]
  [2]       [Next $375,000]         [4.5%]         [3.0%]
  [3]       [Next $500,000]         [5.0%]         [3.5%]
  [4]       [Over $1,000,000]       [5.5%]         [4.0%]  ]

      [We add the Bonus Amount attributable to the Initial Premium payment to Your Contract Value on the Contract Date and the Bonus Amount attributable to any Additional Premium payment to Your Contract Value at the end of the Valuation Period during which the Additional Premium payment is received and accepted at Our Service Center.]

BONUS AMOUNT ALLOCATION:

      [Bonus Amounts will be allocated to each [subaccount] according to the allocation for the associated Premium payment.]

UNVESTED BONUS:

      [The Unvested Bonus amount for each Premium payment is equal to (a) minus
      (b) where:

      (a)   is the Bonus Amount attributable to that Premium multiplied by:

                  (1 minus the applicable Vested Bonus Percentage); and

      (b)   is the sum of any prior forfeited Unvested Bonus amounts
            multiplied by:

                  (1 minus the applicable Vested Bonus Percentage) divided by (1 minus the Vested Bonus Percentage applicable on the date of forfeiture).]

      The Vesting Schedule is shown below.]

VESTING SCHEDULE:

      Each Unvested Bonus not previously forfeited will vest and will be non-forfeitable according to the following schedule:

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BONUS ENDORSEMENT SCHEDULE (CONTINUED)

[ [Number of Complete
   Years Since the         Vested Bonus
   Premium Payment]         Percentage
   ----------------         ----------
        [0]                     [0%]
        [1]                    [35%]
        [2]                    [70%]
        [3+]                  [100%] ]

      [However, each Unvested Bonus amount will be fully vested on the date of either of the following events, provided such event occurs at least 12 months after the date the associated Premium payment is received and accepted at Our Service Center:

            [(1) application of all of the Annuity Value to an Annuity Option;
                 or

             (2) death of the Owner (first Owner to die if the Contract has
                 Co-Owners).]

       Each Unvested Bonus amount will be fully vested on the Spousal Continuation Date.]

BONUS AMOUNT FORFEITURE:

      The sum of the Unvested Bonus amounts will be forfeited and deducted from the Contract Value upon the occurrence of any of the following:

            (1) application of all of the Annuity Value to an Annuity Option on the Annuity Date; or

            (2) receipt of Due Proof of Death (unless from an Eligible Spousal Beneficiary who continues the Base Contract and qualifies for continuation of this Rider); or

            (3) termination of the Base Contract under the RIGHT TO REVIEW CONTRACT provision; or

            (4)   payment of the entire Surrender Value.

      At the time of any partial withdrawal, all or a portion of any Unvested Bonus may be forfeited and deducted from the Contract Value at the end of the Valuation Period during which we receive all of the information necessary to process the withdrawal. [The amount of each Unvested Bonus which will be forfeited is determined on a "First-In, First Out" (FIFO) basis. The amount forfeited is based on the ratio of the associated Premium withdrawn to the total amount of that Premium remaining in the Contract immediately prior to the withdrawal.]

      [Each forfeited Unvested Bonus amount will be deducted from each [subaccount] in the ratio of Your interest in each [subaccount] to your [Account Value] before the withdrawal.]